Filed pursuant to Rule 433

Registration No. 333-239056

Issuer Free Writing Prospectus dated March 30, 2022

Relating to Preliminary Prospectus Supplement dated March 30, 2022

WORKDAY, INC.

FINAL TERM SHEET

March 30, 2022

$1,000,000,000 3.500% Senior Notes due 2027

$750,000,000 3.700% Senior Notes due 2029

$1,250,000,000 3.800% Senior Notes due 2032

Issuer:	Workday, Inc.

Format:	SEC Registered

Ratings*	BBB by Standard & Poor’s Ratings Services Baa2 by Moody’s Investor Service, Inc.

Trade Date:	March 30, 2022

Settlement Date**:	April 1, 2022 (T+2)

3.500% Senior Notes due 2027

Principal Amount:	$1,000,000,000

Maturity Date:	April 1, 2027

Coupon (Interest Rate):	3.500%

Benchmark Treasury:	1.875% due February 28, 2027

Benchmark Treasury Price and Yield:	97-12.25;2.443%

Spread to Benchmark Treasury:	107 basis points

Yield to Maturity:	3.513%

Price to Public:	99.941% of the Principal Amount

Interest Payment Dates:	Semi-annually on each April 1 and October 1 of each year, commencing on October 1, 2022

Make-Whole Call:	At any time prior to March 1, 2027, at a discount rate of Treasury plus 20 basis points

Par Call Date:	On or after March 1, 2027

CUSIP Number:	98138H AG6

ISIN Number:	US98138HAG65

3.700% Senior Notes due 2029

Principal Amount:	$750,000,000

Maturity Date:	April 1, 2029

Coupon (Interest Rate):	3.700%

Benchmark Treasury:	1.875% due February 28, 2029

Benchmark Treasury Price and Yield:	96-15.25;2.431%

Spread to Benchmark Treasury:	127 basis points

Yield to Maturity:	3.701%

Price to Public:	99.994% of the Principal Amount

Interest Payment Dates:	Semi-annually on each April 1 and October 1 of each year, commencing on October 1, 2022

Make-Whole Call:	At any time prior to February 1, 2029, at a discount rate of Treasury plus 20 basis points

Par Call Date:	On or after February 1, 2029

CUSIP Number:	98138H AH4

ISIN Number:	US98138HAH49

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3.800% Senior Notes due 2032

Principal Amount:	$1,250,000,000

Maturity Date:	April 1, 2032

Coupon (Interest Rate):	3.800%

Benchmark Treasury:	1.875% due February 15, 2032

Benchmark Treasury Price and Yield:	95-25+;2.354%

Spread to Benchmark Treasury:	147 basis points

Yield to Maturity:	3.824%

Price to Public:	99.802% of the Principal Amount

Interest Payment Dates:	Semi-annually on each April 1 and October 1 of each year, commencing on October 1, 2022

Make-Whole Call:	At any time prior to January 1, 2032, at a discount rate of Treasury plus 25 basis points

Par Call Date:	On or after January 1, 2032

CUSIP Number:	98138H AJ0

ISIN Number:	US98138HAJ05

Joint Book-Running Managers:	Morgan Stanley & Co. LLC BofA Securities, Inc. Wells Fargo Securities, LLC

Passive Book-Runners:	Truist Securities, Inc. U.S. Bancorp Investments, Inc. Barclays Capital Inc.

Co-Managers:	MUFG Securities Americas Inc. Deutsche Bank Securities Inc. RBC Capital Markets, LLC Loop Capital Markets LLC Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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The issuer has filed a registration statement (including a prospectus dated June 9, 2020) and a preliminary prospectus supplement dated March 30, 2022 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, BofA Securities, Inc., Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC can arrange to send you the prospectus and the prospectus supplement if you request it by calling or e-mailing BofA Securities, Inc. at 1-800-294-1322 or dg.prospectus_requests@bofa.com, Morgan Stanley & Co. LLC at 1-866-718-1649 or Wells Fargo Securities, LLC at 1-800-645-3751 or wfscustomerservice@wellsfargo.com.

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